EXHIBIT 4.2


               REGISTRATION AND HOLDBACK AGREEMENT


         This Registration and Holdback Agreement (the
"Agreement") is made and entered into as of October 17, 1997, by and between AquaPenn Spring Water Company, Inc., a Pennsylvania corporation (the "Company") and Weis Markets, Inc., Dutch Valley
Foods, Inc. and Aqua Works, Inc. (collectively, the
"Shareholder").

                            BACKGROUND

         WHEREAS, the Company has advised the Shareholder that the Company is contemplating an initial public offering (the
"Offering") of shares of Common Stock ("Shares") of the Company;

         WHEREAS, the Shareholder desires to offer and sell in the Offering Shares it owns or which it may acquire; and

         [WHEREAS, the Company desires to limit the number of Shares the Shareholder may sell subsequent to the completion of the Offering;]

         NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Definition. The term "Registrable Securities" means:
(1) all Shares owned beneficially and of record by the Shareholder on the date hereof, (2) all Shares which Shareholder may acquire pursuant to exercise of any warrant to purchase Common Stock of the Company, and (3) any other securities issued as dividends on, or by way of a split of, the Shares.

         2. Registration. If the Company elects to proceed with the Offering, the Company shall use reasonable efforts to cause the managing underwriter of the Offering to permit the Shareholder to include, and if so included, the Shareholder shall sell 100% of the Registrable Securities in the Offering on the same terms and conditions as Shares of the Company included therein, less up to 1,500 Registrable Securities which shall continue to be held by the Shareholder if requested by the managing underwriter (the "Odd Lot Shares") (such number to be equitably adjusted for any stock split or stock dividend). Notwithstanding the foregoing, if the managing underwriter of the Offering delivers a written opinion to the Shareholder to the effect that the total amount of securities which the Shareholder and the Company propose to offer and sell would materially and adversely affect the success of the Offering, then the amount of Registrable Securities to be offered for the account of the Shareholder shall be reduced to the extent necessary to reduce the total amount of securities to be included in the Offering to the amount recommended by such managing underwriter.
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         3. Restrictions on Sale of Registrable Securities. The
Shareholder agrees not to effect any sale or distribution of Registrable Securities (other than the Odd Lot Shares) or any similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning on the date hereof and ending 180 days after the effective date of the registration statement filed in connection with the Offering (the "Effective Date") except as part of the Offering or to the Company. Notwithstanding anything else herein, in the event that the Offering is not consummated by March 31, 1998 or is terminated by the Company, this paragraph 3 shall be null and void, provided that a temporary postponement of the Offering shall not be deemed to be a termination of the Offering.

         4.   Shareholder Obligations.

              (a) The Shareholder shall furnish to the Company such information regarding the distribution of the Registrable
Securities in the Offering as the Company may from time to time reasonably request.

              (b) The Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event requiring discontinuance of distribution of Registrable Securities in the Offering, the Shareholder will forthwith discontinue disposition of Registrable Securities until such time as Shareholder receives copies of any supplemented or amended prospectus necessary to continue the Offering, and, if so directed by the Company, the Shareholder will deliver to the Company all copies of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

              (c) The Shareholder agrees to (i) sell its Registrable Securities at the price and on the basis provided in any underwriting arrangements approved by the Board of Directors of the Company or its Pricing Committee, provided that such price is at least $7 per Share (calculated on a pre-stock split basis),
(ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) execute a Custody Agreement and Power of Attorney, in customary form, in favor of Edward J. Lauth, III and Geoffrey F. Feidelberg, or such other custodian or attorney-in-fact as may be selected by the Company.

              (d) Shareholder shall pay a portion of all the Company's reasonable expenses related to the Offering equal to the number of Registrable Securities sold by the Shareholder in the Offering divided by all Shares sold in the Offering. The Company's reasonable expenses related to the Offering shall include without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws,

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printing expenses, messenger and delivery expenses, internal out-of-pocket expenses, the fees and expenses incurred in connection with the listing of the Shares on any securities exchange, fees and disbursements of counsel for the Company and its independent certified public accountants, securities liability insurance (if the Company elects to obtain such insurance), and the reasonable fees and expenses of any other persons retained by the Company in connection with the Offering. The Shareholder shall pay the fees and expenses of its own counsel and underwriting discounts and commissions attributable to the sale of the Registrable Securities, and its other out-of-pocket expenses.

              (e) Shareholder agrees that in the event that (i) Shareholder sells less than 99% of the total amount of Registrable Securities held by Shareholder on the date hereof (including Shares issuable upon exercise of any warrants held by Shareholder), on or before the date of the sale of the Registrable Securities, Shareholder shall cause Mr. Bruce to resign from the Company's Board of Directors and (ii) in the event that Shareholder sells 99% or more of the total amount of Registrable Securities held by Shareholder on the date hereof (including Shares issuable upon exercise of any warrants held by Shareholder), Shareholder shall cause both Mr. Rich and Mr. Bruce to resign from the Board of Directors of the Company.

              (f) Shareholder agrees that any warrant held by Shareholder for the purchase of Shares shall be exercised by Shareholder prior to sale of the Registrable Securities and Shareholder hereby waives any rights it has had or will have to consent to issuances of securities by the Company. Shareholder agrees that the Custody Agreement and Power of Attorney will authorize the parties thereto to exercise all of Shareholder's warrants concurrently with the Offering and deduct the exercise price therefor from the proceeds of the Offering. Company and Shareholder agree that any and all other agreements (other than this Agreement) between Shareholder or any affiliate thereof and the Company shall terminate and be null and void upon execution of this Agreement and no party thereto shall have any further rights or obligations under such agreements, provided that any agreements related to sale of the Company's bottled water products shall remain in effect pursuant to the terms thereof.

              (g) Shareholder agrees that promptly after execution of this Agreement, it shall deliver all Registrable Securities to be sold in the Offering as set forth in Section 2 hereof (including warrants, if applicable) to McQuaide, Blasko, Schwartz, Fleming & Faulkner, Inc., to be held in escrow by such firm until the earlier of consummation of the Offering or execution of the Custody Agreement and Power of Attorney referred to in Section 4(c) above, at which time such firm shall deliver such Registered Securities in accordance with such Custody Agreement and Power of Attorney. In the event the Offering is

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not consummated by March 31, 1998, the Company shall instruct escrow agent to return all Shareholder's Registrable Securities and warrants to Shareholder.

         5.   Miscellaneous.

              (a) Agreements and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents hereof may not be given without the written consent of the Company and the Shareholder.

              (b) Notices. Any notice or other communications required or permitted hereunder shall be deemed validly given when delivered personally or by telecopier (except for legal process), or upon receipt when sent by registered or certified mail or overnight delivery service, addressed as follows or to such other address or addresses or telecopier number as may hereafter be furnished in writing:

         To the Company:

              AquaPenn Spring Water Company
              One AquaPenn Drive
              P.O. Box 938
              Milesburg, Pennsylvania  16853
              Telecopier Number:  (814) 353-9108
              Attention:  President

         To the Shareholder:

              At the address set forth in the books and records of the Company

Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed received three days after the date the same is postmarked.

              (c) Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of their respective successors and permitted assigns. This Agreement shall not be assignable by the Shareholder, by operation of law or otherwise, without the prior written consent of the Company.

              (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed wholly therein without regard to principles of conflict of laws.

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              (e) Entire Agreement. This Agreement is intended by
the Company and the Shareholder to be a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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         IN WITNESS WHEREOF, the parties hereto have duly
executed this Agreement as of the date first above written.


                           AQUAPENN SPRING WATER COMPANY, INC.


                           By:/s/ Geoffrey F. Feidelberg
                              --------------------------------


                           WEIS MARKETS, INC.


                           By:/s/ William R. Miller
                              --------------------------------



                           DUTCH VALLEY FOODS, INC.


                           By:/s/ William R. Miller
                              --------------------------------


                           AQUA WORKS, INC.


                           By:/s/ William R. Miller
                              --------------------------------

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